Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2009 (except for the 10-for-1 reverse split of issued and outstanding common shares discussed in Note 16, as to which the date is April 15, 2010), with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2009 of HSW International, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the HSW International, Inc. 2010 Equity Incentive Plan of the aforementioned report.

/s/ Grant Thornton LLP

Atlanta, GA
August 12, 2010